FOR IMMEDIATE RELEASE	NEWS
October 7, 2008	NASDAQ:ARTW

ART’S-WAY MANUFACTURING ANNOUNCES A 15% INCREASE IN REVENUE FOR THE THIRD QUARTER 2008

Conference Call Scheduled For Wednesday, October 8, 2008 At 9:00AM Central Time

ARMSTRONG, IOWA, October 7, 2008 – Art’s-Way Manufacturing Co., Inc., (NASDAQ:ARTW) a leading manufacturer and distributor of agricultural machinery, equipment and services announces its financial results for the three and nine months ended August 31, 2008.

In conjunction with the release, the Company has scheduled a conference call Wednesday, October 8 at 9:00 AM Central Time. J. Ward McConnell, Jr., Executive Chairman of the Board of Directors of Art’s-Way Manufacturing, will be leading the call and discussing third quarter and nine months financial results, the status of the Company and an outlook for the balance of 2008.

What: Art’s-Way Manufacturing Third Quarter & Nine Months Financial Results.
When: Wednesday, October 8, 2008 at 9:00 AM Central Time.
How: Live via phone by dialing (800) 624-7038. Code: Art’s-Way Manufacturing. Participants to the conference call should call in at least 5 minutes prior to the start time.

Financial Highlights For the Three And Nine Months Ended August 31, 2008:

•	Net sales for the three months ended August 31, 2008 increased 15% to $9.4 million compared to $8.2 million for the same period in 2007.
•	Net sales for the nine months ended August 31, 2008 increased 24.5% to $23.4 million compared to $ 19.2 million for the same period a year ago.
•	Year-to-date Earnings Per Share (Basic) are up 2.1% or $0.01 per share compared to 2007.
•	As of September 2008, order backlog has increased to $17 million, compared to $12.5 million in September 2007.

	For the Three Months Ended
	August 31, 2008	August 31, 2007	Change
Revenue	$9,420,696	$8,191,523	15.0%
Operating Income	$870,484	$1,848,564	-52.9%
Net Income	$538,389	$930,048	-42.1%
EPS (Basic)	$0.14	$0.24	-41.7%
EPS (Diluted)	$0.13	$0.23	-43.5%
Weighted avg. shares outstanding:
Basic	3,972,548	3,956,352
Diluted	3,989,880	3,975,904

	For the Nine Months Ended
	August 31, 2008	August 31, 2007	Change
Revenue	$23,855,763	$19,165,728	24.5%
Operating Income	$2,723,604	$3,093,826	-12.1%
Net Income	$1,904,275	$1,868,507	1.9%
EPS (Basic)	$0.48	$0.47	2.1%
EPS (Diluted)	$0.48	$0.47	2.1%
Weighted avg. shares outstanding:
Basic	3,971,676	3,956,352
Diluted	3,994,024	3,966,850

Revenue: Total revenue increased 15%, from $8.2 million to $9.4 million for the three months ended August 31, 2008. Revenue increased 24.5%, from $19.2 million to $23.9 million for the nine month period ended August 31, 2008. Art’s-Way Scientific, Inc. increased its nine month revenues by 66%, while Art’s-Way Manufacturing Co., Inc. increased its revenues by 45.3% during the same period. These increases were offset by a 93.6% decrease in the revenues of Art’s-Way Vessels, Inc.

Income: Operating income decreased 52.9% from $1,849,000 to $870,000 for the three months ended August 31, 2008, while net income for the three months ended August 31, 2008 decreased 42.1%, from $930,000 to $538,000. Operating income for the nine months ended August 31, 2008 decreased 12.1% from $3.1 million to $2.7 million, while net income increased 1.9% over the same period. The most significant reason for these reductions in income is due to reduced gross profit margins. Consolidated year-to-date gross profit decreased to 28.6% from 31.1% in 2007. This decrease is due to several different factors. The gross profit for Art’s-Way Manufacturing decreased from 35.6% for the third quarter in 2007 to 24.4% for the same period in 2008. While we have been gearing up for full production of the Miller Pro product line, we outsourced many items due to the capacity limitations of our laser cutting machine. We have since purchased a plasma cutter to reduce these expenses. Our manufacturing wage expenses for the quarter were $938,000 compared to $675,000 for the same period in 2007. This increase is a result of hiring and training additional staff for our increased production. These factors, along with the rising costs of our inputs, such as steel and freight, have negatively impacted our gross profits. Art’s-Way Vessels has a gross profit of -637.7% and 32.7% in the third quarter of 2008 and 2007, respectively. Certain manufacturing expenses, such as depreciation for manufacturing equipment, and inventory obsolescence, are consistent even while sales are reduced. Also during this time, we had to outsource our engineering work due to the loss of our staff engineer. This position has since been filled. A new general manager has been hired for Art’s-Way Vessels as well, and we anticipate increased sales due to his reputation in the water treatment industry. Costs for steel and freight impact the gross profit of Art’s-Way Vessels negatively also. Art’s-Way Scientific’s gross profit for the third quarter of 2008 was 27.2% compared to 31.4%. The combination of these factors has resulted in a gross profit of 23.4% for the third quarter of 2008, compared to 33.9% for the same period in 2007.

Earnings per Share: Earnings per basic share for the three months ended August 31, 2008 decreased to $0.14 as compared to $0.24, a decrease of 41.7% or $0.10 over the earnings per share for the three months ended August 31, 2007. Earnings per basic and diluted share for the nine months ended August 31, 2008 increased 2.1% from $0.47 to $0.48.

J. Ward McConnell Jr., Executive Chairman of the Board of Directors said, “We were able to continue to deliver solid financial results to our shareholders despite challenging economic conditions in the agricultural sector and the rise in raw material costs. As a result, everyone in our organization is keenly focused on productivity improvements and pricing actions critical to achieving our most important priority, which is maintaining margins at an acceptable level.”

“We are encouraged by the sales increase we reported in the third quarter and nine months driven by strong sales at Art’s-Way Scientific. We also continue to make excellent progress on our strategic initiatives to diversify our customer base and continue to grow our business into a global company centered on quality farm equipment and performance innovation. Company wide we are committed to growing our business and delivering shareholder value.”

About Art’s-Way Manufacturing Co., Inc. (ARTW)
Art’s-Way manufactures and distributes farm machinery niche products including animal feed processing equipment, sugar beet defoliators and harvesters, land maintenance equipment, crop shredding equipment, plows, hay and forage equipment. After market service parts are also an important part of the Company’s business. We have two wholly owned subsidiaries, Art’s-Way Vessels, Inc. manufactures pressurized tanks and vessels and Art’s-Way Scientific, Inc. manufactures modular animal confinement buildings and modular laboratories.

This news release includes “forward-looking statements” within the meaning of the federal securities laws. Statements of anticipated future results are based on current expectations and are subject to a number of risks and uncertainties, including but not limited to, quarterly fluctuations in results, customer demand for the Company’s products, domestic and international economic conditions, the management of growth and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings. Actual results may differ markedly from management’s expectations. The Company cautions readers not to place undue reliance upon any such forward-looking statements.

For More Information, Contact:	Jim Drewitz, Investor Relations
830-669-2466 or jim@jdcreativeoptions.com

Or visit the Company's website at www.artsway-mfg.com.